Contact: Peter J. Cunningham
First Vice President, Investor Relations
516-327-7877
ir@astoriafederal.com

FOR IMMEDIATE RELEASE

Astoria Financial Corporation Announces Second Quarter EPS of $0.37
Quarterly Cash Dividend of $0.26 Per Common Share Declared

LAKE SUCCESS, N.Y., July 18 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria," the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $34.1 million, or $0.37 diluted earnings per share ("EPS"), for the quarter ended June 30, 2007, compared to $47.8 million, or $0.49 EPS, for the 2006 second quarter. For the 2007 second quarter, annualized returns on average equity, average tangible equity and average assets were 11.35%, 13.42% and 0.63%, respectively, compared to 14.94%, 17.48% and 0.87%, respectively, for the comparable 2006 period.

For the six months ended June 30, 2007, net income totaled $69.8 million, or $0.75 EPS, compared to $96.7 million, or $0.98 EPS, for the comparable 2006 period. For the six months ended June 30, 2007, annualized returns on average equity, average tangible equity and average assets were 11.59%, 13.70% and 0.65%, respectively, compared to 14.87%, 17.34% and 0.87%, respectively, for the comparable 2006 period.

First Half 2007 Balance Sheet Highlights:
-- Loan portfolio increased $611 million, or 8% annualized
-- One-to-four family loan portfolio increased $695 million, or 14% annualized
-- Deposits increased $224 million, or 3% annualized
-- Securities portfolio decreased $552 million, or 21% annualized
-- Borrowings decreased $138 million, or 4% annualized
-- Repurchased 1.8 million shares

Commenting on the 2007 second quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "The inverted yield curve, which has persisted for over a year, has recently become slightly positively sloped. While the recent increase in long-term interest rates is positive, there is a lag in the benefit to Astoria, as our interest-bearing liabilities continue to reprice somewhat faster than our interest-earning assets. During this challenging environment, I am pleased to report that we have continued to increase both loans and deposits during the second quarter, while controlling operating expenses and maintaining excellent asset quality."

Board Declares Quarterly Cash Dividend of $0.26 Per Share
The Board of Directors of the Company, at their July 18, 2007 meeting, declared a quarterly cash dividend of $0.26 per common share. The dividend is payable on September 4, 2007 to shareholders of record as of August 15, 2007. This is the forty-ninth consecutive quarterly cash dividend declared by the Company.

Eleventh Stock Repurchase Program Continues; Twelfth Stock Repurchase Program In Place

During the 2007 second quarter, Astoria repurchased 750,000 shares of its common stock at an average cost of $26.65 per share. Under the eleventh stock repurchase program, 117,300 shares remain available for repurchase as of June 30, 2007. During the six month period ended June 30, 2007 Astoria repurchased a total of 1.8 million shares. The Company, as previously announced, has in place its twelfth stock repurchase program which authorizes the repurchase of ten million shares of its common stock. The twelfth stock repurchase program will commence immediately upon completion of the eleventh stock repurchase program.

Second Quarter and Six Month Earnings Summary

Net interest income for the quarter ended June 30, 2007 totaled $82.9 million compared to $87.5 million for the 2007 first quarter and $101.3 million for the second quarter a year ago. For the six months ended June 30, 2007, net interest income totaled $170.4 million compared to $212.9 million for the comparable 2006 six month period.

Astoria's net interest margin for the quarter ended June 30, 2007 was 1.62% compared to 1.71% for the 2007 first quarter and 1.92% for the quarter ended June 30, 2006. On a linked quarter basis, in addition to the impact of the cost of interest-bearing liabilities rising more rapidly than the yield on interest-earning assets, approximately four basis points of the nine basis point decline is due to one extra day of interest expense in the second quarter. The year over year decrease in the net interest margin is also due to the cost of interest-bearing liabilities rising more rapidly than the yield on interest-earning assets.

Non-interest income for the quarter ended June 30, 2007 increased to $26.3 million from $25.7 million for the 2006 second quarter. The increase is primarily due to a $2.0 million gain related to an insurance payment received in the 2007 second quarter, partially offset by lower mortgage banking income, net.

For the six months ended June 30, 2007, non-interest income totaled $48.9 million compared to $44.6 million for the comparable 2006 period. Non-interest income for the 2007 six month period reflected a decrease of $1.8 million in mortgage banking income, net, while the 2006 six month period included a $5.5 million, pre-tax, charge related to the termination of interest rate swap agreements in the 2006 first quarter.

The components of mortgage banking income, net, which is included in non-interest income, are detailed below:

(Dollars in millions)	2Q07	2Q06	1H07	1H06

Loan servicing fees	$1.0	$1.1	$2.0	$2.3
Amortization of MSR*	(0.9)	(0.9)	(1.9)	(1.9)
MSR* valuation adjustments	0.5	1.3	0.7	2.0
Net gain on sale of loans	0.6	0.6	1.0	1.2
Mortgage banking income, net	$1.2	$2.1	$1.8	$3.6

* Mortgage servicing rights

General and administrative expense ("G&A") for the quarter ended June 30, 2007 increased to $58.7 million from $57.1 million for the 2007 first quarter and $55.2 million for the comparable 2006 period. The linked quarter increase is primarily due to a $2.3 million increase in goodwill litigation expense, offset primarily by lower compensation and benefits expense. The year over year increase is due primarily to increases in goodwill litigation expense and compensation and benefits expense.

For the six months ended June 30, 2007, G&A increased $4.3 million to $115.8 million from $111.5 million for the comparable 2006 period. The increase was primarily due to a $2.8 million increase in goodwill litigation expense and a $2.3 million increase in compensation and benefits expense.

Balance Sheet Summary

For the 2007 second quarter, the total loan portfolio increased $486.6 million to $15.6 billion at June 30, 2007 due to loan originations and purchases totaling $1.4 billion compared to $744.7 million for the comparable 2006 period.

For the six month period ended June 30, 2007, the total loan portfolio increased $610.6 million, or 8% annualized, due to loan originations and purchases totaling $2.3 billion compared to $1.5 billion for the comparable 2006 period. The loan pipeline at June 30, 2007 totaled $1.0 billion, a decrease of $344.6 million from March 31, 2007.

For the 2007 second quarter, the 1-4 family mortgage loan portfolio increased $539.2 million and totaled $10.9 billion at June 30, 2007. 1-4 family loan originations and purchases totaled $1.3 billion for the 2007 second quarter compared to $554.3 million in the 2006 second quarter. Of the 2007 second quarter 1-4 family loan production, 78% consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

For the six months ended June 30, 2007, the 1-4 family mortgage loan portfolio increased $695.4 million due to 1-4 family loan originations and purchases totaling $2.0 billion compared to $1.1 billion in the 2006 six month period. Of the 2007 six month 1-4 family loan production, 76% consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

For the 2007 second quarter, the multi-family and commercial real estate ("CRE") loan portfolio decreased $27.3 million primarily due to lower loan originations which totaled $119.9 million compared to $183.7 million for the comparable 2006 period. At June 30, 2007, the combined multi-family and CRE loan portfolio totaled $4.1 billion, or 26% of total loans.

For the six months ended June 30, 2007, the multi-family and CRE loan portfolio decreased $21.9 million primarily due to lower loan originations which totaled $253.9 million compared to $401.1 million in the 2006 six month period. The average loan-to-value ratio of the combined multi-family and CRE loan portfolio continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

For the quarter ended June 30, 2007, non-performing loans decreased $3.9 million, or 6%, and totaled $64.0 million, or 0.30% of total assets, from $67.9 million, or 0.32% of total assets, at March 31, 2007. As of June 30, 2007, 1-4 family non-performing loans totaled $53.5 million and multi-family and CRE non-performing loans totaled $8.8 million. The ratio of the allowance for loan losses to non-performing loans at June 30, 2007 was 124%.

Net loan charge-offs for the quarter ended June 30, 2007 totaled $698,000 compared to net loan recoveries of $155,000 for the 2007 first quarter. For the six months ended June 30, 2007, net loan charge-offs totaled $543,000 compared to $96,000 for the 2006 six month period, or less than one basis point of average loans outstanding, annualized, for each period.

Deposits increased $25.9 million during the 2007 second quarter and totaled $13.4 billion at June 30, 2007. For the six months ended June 30, 2007, deposits increased $223.8 million, or 3% annualized.

For the quarter ended June 30, 2007, securities declined $300.1 million to $4.8 billion at June 30, 2007, representing 22% of total assets. For the six months ended June 30, 2007, securities declined $552.0 million, or 21% annualized. Borrowings increased $302.2 million in the 2007 second quarter, to $6.7 billion at June 30, 2007, representing 31% of total assets. For the six months ended June 30, 2007, borrowings declined $137.7 million, or 4% annualized. Total assets increased slightly from December 31, 2006 to $21.6 billion at June 30, 2007.

Key balance sheet highlights, reflecting the improvement in the quality of the Company's balance sheet since December 31, 1999, follow:

($ in millions)	12/31/99	12/31/01	12/31/03	12/31/05

Assets	$22,700	$22,672	$22,462	$22,380
Loans	$10,286	$12,167	$12,687	$14,392
Securities	$10,763	$8,013	$8,448	$6,572
Deposits	$9,555	$10,904	$11,187	$12,810
Borrowings	$11,528	$9,826	$9,632	$7,938

($ in millions)			Cumulative
	12/31/06	06/30/07	% Change

Assets	$21,555	$21,650	( 5%)
Loans	$14,972	$15,582	+ 51%
Securities	$5,340	$4,788	(56%)
Deposits	$13,224	$13,448	+ 41%
Borrowings	$6,836	$6,698	(42%)

The following table illustrates this improvement on an outstanding per share basis:

Amount per share	12/31/99	12/31/01	12/31/03	12/31/05

Loans	$66.28	$89.36	$107.51	$137.11
Deposits	$61.57	$80.09	$94.80	$122.04

Amount per share	12/31/06	06/30/07	% Change	CAGR

Loans	$152.44	$160.89	143%	13%
Deposits	$134.65	$138.85	126%	11%

Stockholders' equity was $1.2 billion, or 5.52% of total assets at June 30, 2007. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.65%, 6.65% and 12.19%, respectively, at June 30, 2007.

Future Outlook

Commenting on the outlook for the second half of 2007, Mr. Engelke stated, "The operating environment has improved slightly in the last several months, but remains challenging. The yield curve, which has recently become positively sloped, still remains relatively flat, limiting profitable growth opportunities. We expect the yield curve to remain relatively flat for the remainder of 2007 and into 2008 which will result in a relatively stable net interest margin for 2007, similar to the 2007 second quarter margin. We will, therefore, maintain our strategy of reducing the securities portfolio while we emphasize deposit and loan growth, all of which will continue to improve the quality of both the balance sheet and earnings. We will also focus on the repurchase of our stock as a very desirable use of capital, maintaining the Company's tangible capital levels between 4.50% and 4.75%."

Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $21.6 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.4 billion and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-six states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty-three states and the District of Columbia.

Earnings Conference Call July 19, 2007 at 9:30 a.m. (ET)

The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, July 19, 2007 at 9:30 a.m. (ET). The toll-free dial-in number is (888) 562-3356, conference ID # 8921889. A telephone replay will be available on July 19, 2007 from 1:00 p.m. (ET) through Friday, July 27, 2007, 11:59 p.m. (ET). The replay number is (877) 519-4471, ID # 8921889. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At	At
	June 30,	December 31,
	2007	2006
ASSETS
Cash and due from banks	$162,409	$134,016
Repurchase agreements	44,482	71,694
Securities available-for-sale	1,396,922	1,560,325
Securities held-to-maturity(fair value of $3,274,832 and $3,681,514, respectively)	3,390,713	3,779,356
Federal Home Loan Bank of New York stock, at cost	155,601	153,640
Loans held-for-sale, net	20,772	16,542
Loans receivable:
Mortgage loans, net	15,188,465	14,532,503
Consumer and other loans, net	393,840	439,188
	15,582,305	14,971,691
Allowance for loan losses	(79,399)	(79,942)
Total loans receivable, net	15,502,906	14,891,749
Mortgage servicing rights, net	15,354	15,944
Accrued interest receivable	78,161	78,761
Premises and equipment, net	142,977	145,231
Goodwill	185,151	185,151
Bank owned life insurance	393,933	385,952
Other assets	160,490	136,158

TOTAL ASSETS	$21,649,871	$21,554,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$13,447,856	$13,224,024
Reverse repurchase agreements	4,280,000	4,480,000
Federal Home Loan Bank of New York advances	2,002,000	1,940,000
Other borrowings, net	416,342	416,002
Mortgage escrow funds	151,733	132,080
Accrued expenses and other liabilities	156,908	146,659

TOTAL LIABILITIES	20,454,839	20,338,765

Stockholders' equity:
Preferred stock, $1.00 par value; (5,000,000 shares authorized; none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized; 166,494,888 shares issued; and 96,851,570 and 98,211,827 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	838,791	828,940
Retained earnings	1,877,237	1,856,528
Treasury stock (69,643,318 and 68,283,061 shares, at cost, respectively)	(1,430,864)	(1,390,495)
Accumulated other comprehensive loss	(69,947)	(58,330)
Unallocated common stock held by ESOP (5,963,755 and 6,155,918 shares, respectively)	(21,850)	(22,554)

TOTAL STOCKHOLDERS' EQUITY	1,195,032	1,215,754

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,649,871	$21,554,519

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months		For the Six Months
	Ended		Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest income:
Mortgage loans:
One-to-four family	$141,568	$125,606	$278,084	$250,491
Multi-family, commercial real estate and construction	64,438	63,986	129,108	126,245
Consumer and other loans	7,812	8,972	16,006	17,819
Mortgage-backed and other securities	55,885	68,532	114,900	140,427
Federal funds sold and repurchase agreements	499	2,296	1,475	3,939
Federal Home Loan Bank of New York stock	2,749	1,797	5,347	3,486
Total interest income	272,951	271,189	544,920	542,407
Interest expense:
Deposits	114,096	90,549	224,454	173,254
Borrowings	75,964	79,324	150,048	156,291
Total interest expense	190,060	169,873	374,502	329,545

Net interest income	82,891	101,316	170,418	212,862
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	82,891	101,316	170,418	212,862
Non-interest income:
Customer service fees	16,159	16,440	31,328	33,038
Other loan fees	1,110	962	2,328	1,772
Mortgage banking income, net	1,224	2,147	1,840	3,629
Income from bank owned life insurance	4,287	4,031	8,490	8,106
Other	3,500	2,147	4,891	(1,921)
Total non-interest income	26,280	25,727	48,877	44,624
Non-interest expense:
General and administrative:
Compensation and benefits	30,046	28,528	61,170	58,839
Occupancy, equipment and systems	16,494	16,297	33,015	33,105
Federal deposit insurance premiums	407	415	814	849
Advertising	1,977	1,902	3,892	3,829
Other	9,783	8,077	16,936	14,906
Total non-interest expense	58,707	55,219	115,827	111,528

Income before income tax expense	50,464	71,824	103,468	145,958
Income tax expense	16,400	24,061	33,627	49,261

Net income	$34,064	$47,763	$69,841	$96,697

Basic earnings per common share	$0.38	$0.50	$0.77	$1.00

Diluted earnings per common share	$0.37	$0.49	$0.75	$0.98

Basic weighted average common shares	90,704,749	95,477,528	91,062,161	96,386,742
Diluted weighted average common and common equivalent shares	92,166,978	98,059,723	92,864,131	98,974,405

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	11.35%	14.94%	11.59%	14.87%
Return on average tangible stockholders' equity (1)	13.42	17.48	13.70	17.34
Return on average assets	0.63	0.87	0.65	0.87
General and administrative expense to average assets	1.09	1.00	1.08	1.01
Efficiency ratio (2)	53.78	43.46	52.82	43.31
Net interest rate spread (3)	1.50	1.82	1.55	1.91
Net interest margin (4)	1.62	1.92	1.66	2.01

Selected Non-GAAP Returns and Financial Ratios (annualized) (5)
Non-GAAP return on average stockholders' equity			11.59%	15.43%
Non-GAAP return on average tangible stockholders' equity (1)			13.70	17.99
Non-GAAP return on average assets			0.65	0.91
Non-GAAP efficiency ratio (2)			52.82	42.42

Asset Quality Data (dollars in thousands)
Non-performing loans/total loans			0.41%	0.37%
Non-performing loans/total assets			0.30	0.25
Non-performing assets/total assets			0.30	0.25
Allowance for loan losses/non-performing loans			124.07	149.31
Allowance for loan losses/non-accrual loans			125.29	150.81
Allowance for loan losses/total loans			0.51	0.55
Net charge-offs to average loans outstanding (annualized)	0.02%	0.00%	0.01	0.00

Non-performing assets			$65,921	$55,361
Non-performing loans			63,996	54,290
Loans 90 days past maturity but still accruing interest			625	537
Non-accrual loans			63,371	53,753
Net charge-offs	$698	$80	543	96

Capital Ratios (Astoria Federal)
Tangible			6.65%	6.53%
Core			6.65	6.53
Risk-based			12.19	12.22

Other Data
Cash dividends paid per common share	$0.26	$0.24	$0.52	$0.48
Dividend payout ratio	70.27%	48.98%	69.33%	48.98%
Book value per share (6)			$13.15	$13.38
Tangible book value per share (7)			$11.11	$11.43
Tangible stockholders' equity/tangible assets (1) (8)			4.70%	5.00%
Mortgage loans serviced for others (in thousands)			$1,305,916	$1,430,746
Full time equivalent employees			1,628	1,635

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)
The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income. Net interest rate spread represents the difference between the average

(3)	yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)
The information presented for the six months ended June 30, 2006 represents pro forma calculations which are not in conformity with U.S. generally accepted accounting principles, or GAAP. The 2006 information excludes the $3.6 million, after tax, ($5.5 million, before tax) charge for the termination of our interest rate swap agreements recorded in the 2006 first quarter. See page 12 for a reconciliation of GAAP net income to non-GAAP earnings for the six months ended June 30, 2006.

(6)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(7)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(8)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended June 30, 2007
				Average
	Average			Yield/
	Balance		Interest	Cost
				(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):One-to-four family	$10,749,335		$141,568	5.27%
Multi-family, commercial real estate and construction	4,200,044		64,438	6.14
Consumer and other loans (1)	406,437		7,812	7.69
Total loans	15,355,816		213,818	5.57
Mortgage-backed and other securities (2)	4,964,564		55,885	4.50
Federal funds sold and repurchase agreements	37,742		499	5.29
Federal Home Loan Bank stock	155,056		2,749	7.09
Total interest-earning assets	20,513,178		272,951	5.32
Goodwill	185,151
Other non-interest-earning assets	763,554
Total assets	$21,461,883

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,061,648		2,074	0.40
Money market	391,139		970	0.99
NOW and demand deposit	1,495,582		214	0.06
Liquid certificates of deposit	1,659,796		20,241	4.88
Total core deposits	5,608,165		23,499	1.68
Certificates of deposit	7,724,775		90,597	4.69
Total deposits	13,332,940		114,096	3.42
Borrowings	6,562,399		75,964	4.63
Total interest-bearing liabilities	19,895,339		190,060	3.82
Non-interest-bearing liabilities	365,877
Total liabilities	20,261,216
Stockholders' equity	1,200,667
Total liabilities and stockholders' equity	$21,461,883

Net interest income/net interest rate spread			$82,891	1.50%
Net interest-earning assets/net interest margin	$617,839			1.62%
Ratio of interest-earning assets to interest-bearing liabilities	1.03	x

	For the Three Months Ended June 30, 2006
				Average
	Average			Yield/
	Balance		Interest	Cost
				(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$9,920,003		$125,606	5.06%
Multi-family, commercial real estate and construction	4,214,459		63,986	6.07
Consumer and other loans (1)	490,463		8,972	7.32
Total loans	14,624,925		198,564	5.43
Mortgage-backed and other securities (2)	6,099,829		68,532	4.49
Federal funds sold and repurchase agreements	189,049		2,296	4.86
Federal Home Loan Bank stock	142,884		1,797	5.03
Total interest-earning assets	21,056,687		271,189	5.15
Goodwill	185,151
Other non-interest-earning assets	778,676
Total assets	$22,020,514

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,396,537		2,405	0.40
Money market	563,782		1,381	0.98
NOW and demand deposit	1,540,556		224	0.06
Liquid certificates of deposit	966,457		10,397	4.30
Total core deposits	5,467,332		14,407	1.05
Certificates of deposit	7,485,159		76,142	4.07
Total deposits	12,952,491		90,549	2.80
Borrowings	7,433,642		79,324	4.27
Total interest-bearing liabilities	20,386,133		169,873	3.33
Non-interest-bearing liabilities	355,948
Total liabilities	20,742,081
Stockholders' equity	1,278,433
Total liabilities and stockholders' equity	$22,020,514

Net interest income/net interest rate spread			$101,316	1.82%
Net interest-earning assets/net interest margin	$670,554			1.92%
Ratio of interest-earning assets to interest-bearing liabilities	1.03	x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Six Months Ended June 30, 2007
				Average
	Average			Yield/
	Balance		Interest	Cost
				(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,568,690		$278,084	5.26%
Multi-family, commercial real estate and construction	4,214,404		129,108	6.13
Consumer and other loans (1)	418,631		16,006	7.65
Total loans	15,201,725		423,198	5.57
Mortgage-backed and other securities (2)	5,096,922		114,900	4.51
Federal funds sold and repurchase agreements	56,009		1,475	5.27
Federal Home Loan Bank stock	151,880		5,347	7.04
Total interest-earning assets	20,506,536		544,920	5.31
Goodwill	185,151
Other non-interest-earning assets	760,102
Total assets	$21,451,789

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,080,553		4,161	0.40
Money market	406,441		2,007	0.99
NOW and demand deposit	1,480,253		425	0.06
Liquid certificates of deposit	1,592,477		38,777	4.87
Total core deposits	5,559,724		45,370	1.63
Certificates of deposit	7,712,371		179,084	4.64
Total deposits	13,272,095		224,454	3.38
Borrowings	6,623,738		150,048	4.53
Total interest-bearing liabilities	19,895,833		374,502	3.76
Non-interest-bearing liabilities	351,122
Total liabilities	20,246,955

Stockholders' equity	1,204,834
Total liabilities and stockholders' equity	$21,451,789

Net interest income/net interest rate spread			$170,418	1.55%
Net interest-earning assets/net interest margin	$610,703			1.66%
Ratio of interest-earning assets to interest-bearing liabilities	1.03	x

	For the Six Months Ended June 30, 2006
			Average
	Average		Yield/
	Balance	Interest	Cost
			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$9,905,279	$250,491	5.06%
Multi-family, commercial real estate and construction	4,153,353	126,245	6.08
Consumer and other loans (1)	498,280	17,819	7.15
Total loans	14,556,912	394,555	5.42
Mortgage-backed and other securities (2)	6,263,198	140,427	4.48
Federal funds sold and repurchase agreements	170,104	3,939	4.63
Federal Home Loan Bank stock	140,855	3,486	4.95
Total interest-earning assets	21,131,069	542,407	5.13
Goodwill	185,151
Other non-interest-earning assets	792,174
Total assets	$22,108,394

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,432,131	4,855	0.40
Money market	592,217	2,854	0.96
NOW and demand deposit	1,528,357	444	0.06
Liquid certificates of deposit	848,717	17,452	4.11
Total core deposits	5,401,422	25,605	0.95
Certificates of deposit	7,517,750	147,649	3.93
Total deposits	12,919,172	173,254	2.68
Borrowings	7,542,721	156,291	4.14
Total interest-bearing liabilities	20,461,893	329,545	3.22
Non-interest-bearing liabilities	345,909
Total liabilities	20,807,802
Stockholders' equity	1,300,592
Total liabilities and stockholders' equity	$22,108,394

Net interest income/net interest rate spread		$212,862	1.91%
Net interest-earning assets/net interest margin	$669,176		2.01%
Ratio of interest-earning assets to interest-bearing liabilities	1.03x

(1)	Mortgage loans and consumer and other loans include loans held-for- sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At June 30, 2007		At March 31, 2007
		Weighted		Weighted
		Average		Average
	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$10,909,568	5.58%	$10,370,347	5.51%
Multi-family, commercial real estate and construction	4,179,772	5.94	4,216,228	5.94
Mortgage-backed and other securities (3)	4,787,635	4.34	5,087,727	4.34

Interest-bearing liabilities:
Savings	2,025,132	0.40	2,084,922	0.40
Money market	377,455	1.00	411,337	1.00
NOW and demand deposit	1,489,624	0.06	1,527,864	0.06
Liquid certificates of deposit	1,664,176	4.83	1,624,660	4.93
Total core deposits	5,556,387	1.68	5,648,783	1.65
Certificates of deposit	7,891,469	4.76	7,773,223	4.71
Total deposits	13,447,856	3.49	13,422,006	3.42
Borrowings, net	6,698,342	4.62	6,396,172	4.47

	At June 30, 2006
		Weighted
		Average
	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$9,824,066	5.32%
Multi-family, commercial real estate and construction	4,245,697	5.95
Mortgage-backed and other securities (3)	5,870,733	4.34

Interest-bearing liabilities:
Savings	2,352,923	0.40
Money market	537,602	1.01
NOW and demand deposit	1,535,833	0.06
Liquid certificates of deposit	1,117,478	4.54
Total core deposits	5,543,836	1.20
Certificates of deposit	7,548,396	4.26
Total deposits	13,092,232	2.96
Borrowings, net	7,202,662	4.29

(1)
Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

RECONCILIATION OF 2006 GAAP NET INCOME TO NON-GAAP EARNINGS
(In Thousands, Except Per Share Data)

	For the Six Months Ended June 30, 2006
	GAAP	Adjustments (4)	Non-GAAP

Net interest income after provision for loan losses	$212,862	$-	$212,862
Non-interest income	44,624	5,456	50,080
Non-interest expense	111,528	-	111,528
Income before income tax expense	145,958	5,456	151,414
Income tax expense	49,261	1,841	51,102
Net income	$96,697	$3,615	$100,312

Basic earnings per common share	$1.00	$0.04	$1.04
Diluted earnings per common share	$0.98	$0.04	$1.01	(5)

(4)	Adjustments relate to the $5.5 million charge for the termination of our interest rate swap agreements and the related tax effects.
(5)	Figures do not cross foot due to rounding.

SOURCE Astoria Financial Corporation
-0-	07/18/2007
/CONTACT: Peter J. Cunningham, First Vice President, Investor Relations of Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com /
/Company News On-Call: http://www.prnewswire.com/comp/104529.html /
/Web site: http://www.astoriafederal.com /
(AF)

CO:	Astoria Financial Corporation
ST:	New York
IN:	FIN OTC
SU:	ERN CCA DIV